AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 1, 2017 between Michael McGaugh (“Executive”) and BMC STOCK HOLDINGS, INC., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, The Company offered Executive by letter dated January 7, 2017, the position with the Company of Executive Vice President and Chief Operating Officer and Executive accepted the offer and the Company and Executive entered into that certain Employment Agreement dated as of January 7, 2017 (the “Prior Employment Agreement”), and
WHEREAS, Executive and the Company desire to enter into an Amended and Restated Employment Agreement replacing the Prior Employment Agreement and setting forth the terms and conditions of Executive’s continued employment by the Company,
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Company and Executive hereby agree as follows:
TERMS AND CONDITIONS
SECTION 1
EMPLOYMENT
1.1    Employment. The Company hereby employs Executive and Executive hereby accepts such employment by the Company for the period and upon the terms and conditions contained in this Agreement.
1.2    Position and Duties. Executive shall serve the Company as its Executive Vice President and Chief Operating Officer. Executive shall have all of the powers and duties in such capacity that are customary to the powers and duties of those of an Executive Vice President and Chief Operating Officer serving in a similar role in a company within the industry in which the Company operates. The foregoing powers and duties shall be subject to the direction of the Company’s Board of Directors (the “Board”) and its President and Chief Executive Officer. Executive shall report to the President and Chief Executive Officer of the Company or his successor. Executive shall devote Executive’s full business time and attention and full diligence and vigor and good faith efforts to the affairs of the Company and Executive shall not engage in any other material business duties or pursuits or render any services of a professional nature to any other entity or person, or serve on any other board of directors (other than a not-for-profit board of directors, and then only to the extent it does not interfere with his duties to the Company), without the prior written consent of the Chief Executive Officer.
1.3    Effective Date; Indefinite Term. Executive’s employment under this Agreement began on a mutually agreed date on or before February 1, 2017 (“Effective Date”) and shall continue for an indefinite term, until terminated in accordance with SECTION 3 below. Certain provisions, however, as more fully set forth in SECTION 4, SECTION 5 and SECTION 6 below, continue in effect beyond the date of the termination of Executive’s employment (the “Termination Date”).
SECTION 2
COMPENSATION AND BENEFITS
2.1    Compensation.
(a)    Base Salary. The Company shall pay to Executive an annual base salary at the rate not less than $550,000 each calendar year (“Base Salary”), payable in accordance with the Company’s ordinary payroll and withholding practices from time to time in effect for its employees. During the term of employment hereunder, the Executive’s salary shall be reviewed from time to time (but no less than annually) to determine whether an increase in Executive’s salary is appropriate. Any such increase shall be at the sole discretion of the Board.
(b)    Annual Cash Bonus. During the term of employment, Executive shall be eligible to participate under the Company’s incentive award plan for management and executives as from time to time adopted by the Board (the “Incentive Plan”) for the award of an annual cash bonus (“Annual Cash Bonus”). The Annual Cash Bonus shall be determined based on a target bonus equal to 100% of Base Salary (the “Target Bonus”).
(c)    Annual Equity Grant. During the term of employment, Executive shall be eligible to participate under the Company’s Long Term Incentive Plan for the award of an annual grant of equity (the “Annual Equity Grant”). The actual award and amount of any Annual Equity Grant will be determined the Board or the Compensation Committee of the Board, as appropriate, based upon any of the factors described in the Long Term Incentive Plan in addition to general factors relating to retention of talent. The Annual Equity Grant shall be determined based on a target value equal to 150% of Base Salary.
(d)    Sign-On Equity Grant. As of the thirtieth (30th) day following the Effective Date, Executive received a one-time grant of 42,500 restricted stock units under the Company’s Long-Term Incentive Plan (the “Section 2.1(d) Grant”). Executive may earn this award by continuing employment with the Company for three years, with vesting in three substantially equivalent installments (of 14,166, 14,166 and 14,168, respectively) as of the first three anniversaries of the date of grant.

(e)    One-time Sign-on Bonus. Pursuant to the Prior Employment Agreement, the Company agreed to pay Executive a one-time bonus equal to one-hundred thousand dollars ($100,000), provided Executive relocates his immediate family’s primary residence to the Atlanta, Georgia metropolitan area no later than December 31, 2017. Such bonus shall be payable to Executive solely in 2017, and it may be paid to Executive in advance of the relocation, provided such relocation is consummated within thirty (30) days of payment. If Executive voluntarily terminates his employment within twelve months following receipt of this bonus, he will be responsible for reimbursing the full amount to the Company within ten (10) days of his termination.
2.2    Benefits.
(a)    Generally. Executive shall be eligible to participate, to the extent it is legal and permitted by the applicable benefits plans, policies or contracts, in all employee benefits programs that the Company may adopt for its employees generally providing for sick or other leave, vacation, group health, disability and life insurance benefits. Executive shall be eligible to participate in the Company’s 401(k) plan on the terms and conditions and qualifications of such plan from time to time in effect, with a Company match (if any) no less favorable than that provided to any other Company executive vice president. Executive shall be entitled to four (4) weeks of paid vacation for each full calendar year of employment, to be accrued in accordance with the Company’s regular vacation pay policy.
(b)    Executive. Executive shall be eligible to participate, to the extent it is legal and permitted by the applicable plans, policies or contracts, in all benefits or fringe benefits which are in effect generally for the Company’s executive personnel from time to time.
2.3    Expense Reimbursement. The Company shall pay or reimburse Executive for all reasonable expenses incurred in connection with performing his duties upon presentation of documents in accordance with the reasonable procedures established by the Company.
SECTION 3
TERMINATION
3.1    By the Company:
(a)    For Cause. The Company shall have the right at any time, exercisable upon written notice, to terminate the Executive’s employment for Cause. As used in this Agreement, “Cause” shall mean that the Executive:
(i)    has committed any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(ii)    has committed any act of fraud, embezzlement or misappropriation, or engaged in material misconduct or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof);
(iii)    has willfully failed to substantially perform such duties as are reasonably assigned to him under this Agreement; or
(iv)    has unlawfully used (including being under the influence) or possessed illegal drugs on the Company’s premises or while performing his duties and responsibilities for the Company;
(v)    materially fails to attempt in good faith to perform Executive’s duties required under Executive’s employment by or other relationship with the Company (it being agreed that failure of the Company to achieve operating results or similar poor performance of the Company shall not, in and of itself, be deemed a failure to perform Executive’s duties);
(vi)    fails to attempt in good faith to comply with a lawful directive of the CEO or the Board that is consistent with the Company’s business practices and Code of Ethics;
(vii)    engages in (A) willful misconduct for which Executive receives a material and improper personal benefit at the expense of the Company, or (B) accidental misconduct resulting in such a benefit which Executive does not promptly report to the Company and redress promptly upon becoming aware of such benefit;
(viii)    in carrying out his duties under this Agreement, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting in, or which, in the good faith opinion of the Board, could be expected to result in, substantial economic harm to the Company;
(ix)    has failed for any reason to correct, cease or alter any action or omission that (A) materially violates or does not conform with the Company’s policies, standards or regulations in a material way, (B) constitutes a material breach of this Agreement, including SECTION 4, or (C) constitutes a material breach of his duty of loyalty to the Company; or
(x)    has disclosed any Proprietary Information (as defined below) without authorization from the Board, Chief Executive Officer or General Counsel except as otherwise permitted by this Agreement, another agreement between the parties or any Company policy in effect at the time of disclosure.

For purposes of the definition of “Cause”, “Company” shall include any subsidiary, business unit or affiliate of the Company. The Company shall provide written notice to Executive of any act or omission that the Company believes constitutes grounds for “Cause” pursuant to clause (iii) , (v), (vi), (vii)(B) or (ix) above, and no such act or omission shall constitute “Cause” unless Executive fails to remedy such act or omission within ten (10) days of the receipt of such notice; provided that such ten (10) day cure period shall not apply with respect to any matter that is incapable of cure within such period.
(b)    Due to Death or Disability. Executive’s employment shall terminate upon Executive’s death and the Company may terminate Executive’s employment due to Executive’s Disability. As used in this Agreement, “Disability” shall mean any physical or mental disability or incapacity that is reasonably expected to render Executive incapable of fully performing the services required of Executive by the Company for a period of 180 consecutive days or for shorter periods aggregating 180 days during any twelve (12) month period. For purposes of the definition of “Disability”, “Company” shall include any subsidiary, business unit or affiliate of the Company. Any question as to the existence of a Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, a selection shall be made by Executive’s spouse, if available, or if such spouse is unavailable due to death or incapacity, any other adult member of Executive’s immediate family), with the consent of the Company, which consent shall not be unreasonably withheld. The determination of such physician made in writing to the Company and Executive shall be final and conclusive for all purposes of determining Disability under this Agreement.
(c)    Without Cause. The Company may terminate Executive’s employment under this Agreement at any time Without Cause. As used in his Agreement, a termination “Without Cause” shall mean the termination of Executive’s employment by the Company other than (i) for Cause pursuant to SECTION 3.1(a) above or (ii) due to death or Disability pursuant to SECTION 3.1(b) above.
3.2    By the Executive:
(a)    Without Good Reason. Executive may terminate his employment under this Agreement at any time Without Good Reason. As used in this Agreement, a termination “Without Good Reason” shall mean termination of Executive’s employment by Executive other than For Good Reason pursuant to SECTION 3.2(b) below.
(b)    For Good Reason. Executive shall have the right at any time to resign his employment under this Agreement For Good Reason. As used in this Agreement, “For Good Reason” shall mean any of the following: (i) a material diminution in the Executive’s Base Salary or Target Annual Cash Bonus, (ii) a material diminution in Executive’s title, authority, duties and responsibilities as compared to Executive’s title, authority, duties and responsibilities measured immediately after the Effective Date, (iii) any requirement that the Executive report to anyone but (A) the President and Chief Executive Officer of the ultimate parent entity, or (B) if the Company becomes a subsidiary or a division of another entity not engaged predominantly in the same business as the Company, the most senior executive of such subsidiary or division, (iv) any material breach by the Company or related entities of this Agreement or the Executive’s other agreements with the Company or related entities, (v) there is a Change in Control and the successor to the Company, if applicable, does not assume and continue this Agreement, and (vi) any requirement by the Company that Executive relocate his personal residence to any city more than fifty (50) miles from Atlanta, Georgia.
Notwithstanding the foregoing, no event shall be a Good Reason event unless (i) the Executive gives the Company written notice that he is resigning for Good Reason within ninety (90) days of the first occurrence of the Good Reason event, and (ii) the Company (A) accepts such resignation, (B) does not cure such Good Reason event, or (C) disputes the existence of Good Reason, in each case within thirty (30) days of receiving such notice, and in the case of clauses (A) and (B) the Executive’s resignation for Good Reason shall become effective as of the earlier of (x) the date the Company accepts such resignation, or (y) the expiration of the thirty day cure period (provided the Company has not cured the Good Reason event) and in the case of clause (C) shall become effective only if Good Reason is ultimately determined to exist upon final resolution of the Company’s dispute of his resignation by a court of competent jurisdiction or otherwise.
3.3    Compensation Upon Termination. Upon termination of Executive’s employment with the Company, the Company’s obligation to pay compensation and benefits under SECTION 2 hereof shall terminate, except that the Company shall pay to the Executive or, if applicable, the Executive’s heirs, all earned but unpaid Base Salary under SECTION 2.1(a) and accrued but unused vacation under SECTION 2.2, in each case, through the Termination Date. In addition, Executive shall be entitled to receive (i) any vested amounts or benefits due under any tax-qualified retirement or group insurance plan or program in accordance with the terms thereof, and (ii) other than on termination for Cause or a voluntary termination by Executive without Good Reason, his Annual Cash Bonus for any completed fiscal year to the extent earned for such fiscal year and if such bonus has not previously been paid for such completed fiscal year at the same time such Annual Cash Bonus would have been paid if Executive had continued in employment (it being understood that in the event of any such termination Executive is not entitled to an Annual Bonus for the then-current Fiscal Year). If the Company terminates Executive’s employment Without Cause, for Executive’s death, for Executive’s Disability, or if Executive terminates his employment for Good Reason, then, in addition, to the foregoing compensation, upon execution and delivery (and non-revocation) by Executive of the Separation Agreement and General Release as set forth in SECTION 6.10, the Company shall pay severance benefits pursuant to SECTION 3.4 below. In the event of Executive’s death or Executive’s Disability, if Executive is unable to execute and deliver such Separation Agreement and General Release, execution and delivery may be completed by Executive’s spouse, if available, or if such spouse is unavailable due to death or incapacity, any other adult member of Executive’s immediate family. No other payments or compensation of any kind shall be paid in respect of Executive’s employment with or termination from the Company. Notwithstanding any contrary provision contained herein, in the event of any termination of Executive’s employment, the exclusive remedies available to the Executive shall be the amounts due under this SECTION 3, which are in the nature of liquidated damages, and are not in the nature of a penalty.
3.4    Severance Benefits.
(a)    Termination without Cause or for Good Reason. Subject to the terms and conditions of eligibility for Executive’s receipt of severance benefits under this Agreement, including the timely execution and delivery (and non-revocation) by Executive of the Separation Agreement and General Release as set forth in SECTION 6.10, the Company shall pay to Executive, as severance benefits which amounts are in addition to the Compensation upon Termination set forth in SECTION 3.3 herein:
(i)    An amount equal to his current annualized Base Salary which shall be paid to Executive on a salary continuation basis according to the Company’s normal payroll practices over the 12 month period following the date the Executive incurs a Separation from Service, but in no event less frequently than monthly.
(ii)    An amount equal to the Executive’s Target Bonus referenced in SECTION 2.1(b) (based upon his Base Salary as of the date of termination) which shall be paid to Executive when the Annual Cash Bonus for such year is paid to other executives of the Company.
(iii)    Subject to (1) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (2) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months at the Company’s expense, provided that the Executive is eligible and remains eligible for COBRA coverage. The Company may modify its obligation under this SECTION 3.4(a)(ii) to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended.
(iv)    The Company shall accelerate the vesting of (x) the Executive’s then- outstanding and unvested stock options, stock appreciation rights, restricted stock units or shares or any other Company time-based equity compensation awards, to the extent that such awards would have vested solely upon the Executive’s continued employment within twelve (12) months following the date of termination and (y) the Section 2.1(d) Grant.
(v)    In addition to the benefits described in SECTION 3.4(a)(i), (ii) and (iii), in the event that there is a Change in Control of the Company and (1) the successor fails to assume and continue this Agreement, or (2) within ninety days preceding or within six (6) months after the Change in Control (a) the Executive is terminated without Cause, or (b) Executive terminates for Good Reason, the Company shall (I) accelerate the vesting of (x) the Executive’s then-outstanding and unvested stock options, stock appreciation rights, restricted stock units or shares, or any other Company time-based equity compensation awards, to the extent that such awards would have vested solely upon the Executive’s continued employment, such that one hundred percent (100%) of such awards become vested in full and (y) the target level of the Executive’s then-outstanding performance stock units or other Company equity compensation awards that vest based on achievement of specified performance criteria, such that such awards become fully vested at the target level of award, (II) continue Executive’s Base Salary, as provided under SECTION 3.4(i) for 24 months rather than 12 months, and (III) pay Executive an amount equal to the Executive’s Target Bonus (under SECTION 2.1(b), based upon his Base Salary as of the date of termination), which amount shall be paid to Executive when the Company pays the Annual Cash Bonus for the calendar year that commences immediately after Executive’s termination (and for clarity, shall be in addition to the Target Bonus paid to Executive under Section 3.4(ii) - such that Executive receives two Target Bonuses).
(b)    Termination for Executive’s Death or Disability. In the event of Executive’s death or Disability, the Company shall accelerate the vesting of (x) the Executive’s then-outstanding and unvested stock options, stock appreciation rights, restricted stock units or shares, or any other Company time-based equity compensation awards, to the extent that such awards would have vested solely upon the Executive’s continued employment within twelve (12) months following the date of termination and (y) the Section 2.1(d) Grant.
(c)    Notwithstanding any other provision of this Agreement, any severance benefits that would otherwise have been paid before the Company’s first normal payroll payment date falling on or after the thirtieth (30th) day after the date on which the Executive incurs a

Separation from Service (the “First Payment Date”) shall be made on the First Payment Date. Each separate severance installment payment and each other payment that Executive may be eligible to receive under this Agreement shall be a separate payment under this Agreement for all purposes.
(d)    Notwithstanding anything to the contrary in this Agreement, with respect to any severance benefits or amounts payable to the Executive under this Agreement, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service. For purposes of this Agreement, a “Separation from Service” shall mean the Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.
Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to this SECTION shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this SECTION 3.4(e) shall be paid in a lump sum to the Executive. Thereafter, payments will resume in accordance with this Agreement. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).
(e)    The Executive shall have no duty or obligation to mitigate the amounts due under SECTION 3.4(a) above and any amounts earned by Executive from other employment shall not be offset or reduce the amounts due hereunder.
(f)    The term “Change in Control” shall mean the occurrence of any of the following events: (i) the Board approves a plan of liquidation, dissolution or winding-up of the Company, (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries, (iii) any “person,” as such term is used in Sections 13

(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities or otherwise acquiring the power to elect or designate a majority of the members of the Board, (iv) a merger or consolidation of the Company with any other corporation or entity (a “Merger Partner”), as a result of which (A) the voting securities of the Merger Partner outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of a surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the shareholders of the Merger Partner immediately prior thereto have the power to elect or designate a majority of the members of the Board of the Company or such surviving entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (iii) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities or the power to elect or designate a majority of the members of the Board shall not constitute a Change in Control of the Company.
SECTION 4
CERTAIN AGREEMENTS
4.1    Confidentiality. Executive acknowledges that the Company owns and shall own and has developed and shall develop proprietary information concerning its business and the business of its subsidiaries and affiliates and each of their employees, customers and clients (“Proprietary Information”). Such Proprietary Information includes, among other things, trade secrets, financial information, product plans, customer lists, marketing plans, systems, manuals, training materials, forecasts, inventions, improvements, know-how and other intellectual property, in each case, relating to the Company’s business. Executive shall, at all times, both during employment by the Company and thereafter, keep all Proprietary Information in confidence and trust and shall not use or disclose any Proprietary Information without the written consent of the Company, except as necessary in the ordinary course of Executive’s duties. Executive shall keep the terms of this Agreement in confidence and trust and shall not disclose such terms, except to Executive’s family, accountants, financial advisors, or attorneys, or as otherwise authorized or required by law. The Parties acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”), an individual may not be held criminally or civilly liable under any Federal or state trade secret law for disclosure of a trade secret that (i) is made (A) in confidence to a Federal, state or local governmental authority, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of applicable law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Under the DTSA, any employee, contractor, or consultant who is found to have wrongfully misappropriated trade secrets (as the terms “misappropriate” and “trade secret” are defined in the DTSA) may be liable for, among other things, exemplary damages and attorneys’ fees.
4.2    Company Property. Executive recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, flash drives, computers, mobile phones, Personal Data Assistants, telephone numbers, access codes, marketing materials, documents, records and other equipment or property which the Company provides are the sole property of the Company. Upon termination of employment, Executive shall (1) refrain from taking any such property from the Company’s premises, and (2) return any such property in Executive’s possession within ten (10) business days.
4.3    Assignment of Inventions to the Company. Executive shall promptly disclose to the Company all improvements, inventions, formulas, processes, computer programs, know- how and trade secrets developed, whether or not patentable, made or conceived or reduced to practice or developed by Executive, either alone or jointly with others, during and related to Executive’s employment and the Company’s business or while using the Company’s equipment, supplies, facilities or trade secret information (collectively, “Inventions”). All Inventions and other intellectual property rights shall be the sole property of the Company and shall be “works made for hire.” Executive hereby assigns to the Company any rights Executive may have or acquire in all Inventions and agrees to perform, during and after employment with the Company, at the Company’s expense including reasonable compensation to Executive, all acts reasonably necessary by the Company in obtaining and enforcing intellectual property rights with respect to such Inventions. Executive hereby irrevocably appoints the Company and its officers and agents as Executive’s attorney-in-fact to act for and in Executive’s name and stead with respect to such Inventions.
SECTION 5
COVENANT NOT TO ENGAGE IN CERTAIN ACTS
5.1    General. The parties understand and agree that the purpose of the restrictions contained in this SECTION 5 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his ability to make a living after the termination of his or her employment with the Company. The provisions of SECTION 4 and SECTION 5 shall survive the expiration or sooner termination of this Agreement. For purposes of SECTION 4 and

SECTION 5, “Company” shall include any subsidiary, business unit or affiliate of the Company with respect to which Executive performs Executive’s duties.
5.2    Non-Compete; Non-Diversion. In consideration for this Agreement to employ Executive and other valuable consideration provided hereunder, Executive agrees and covenants that during the term of employment and for a period of twelve (12) months after the Termination Date (or for twenty-four (24) months after the Termination Date if such termination is in connection with a Change in Control), Executive shall not, directly or indirectly, for himself or any third party, or alone or as a member of a partnership or limited liability company, or as an officer, director, shareholder, member or otherwise, engage in the following acts:
(a)    divert or attempt to divert any existing business of the Company provided that after the Termination Date this shall not prevent normal competitive sales for a non-Listed Company (as defined below);
(b)    solicit, induce or entice, or seek to solicit, induce or entice, or otherwise interfere with the Company’s business relationship with, any customer of the Company, provided that after the Termination Date this shall not prevent normal competitive sales activities for a non- Listed Company;
(c)    (1) during the term of employment, render any services (whether as an independent contractor or otherwise) on behalf of a “Listed Company” (as defined below), and (B) for a period of twelve months after the Termination Date, render any services (whether as an independent contractor or otherwise) on behalf of any Listed Company;
(d)    own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company), or become an officer, director, partner, member, or joint venturer of, any Competing Business, provided that after the Termination Date this shall only apply to the Listed Companies;
(e)    advance credit or lend money to any third party for the purpose of establishing or operating any Competing Business, provided that after the Termination Date this shall only apply to the Listed Companies; or
(f)    with respect to any substantially full time independent contractor of the Company, employee of the Company or individual who was, at any time during the three months prior to the Termination Date, an employee of the Company: (A) hire or retain, or attempt to hire or retain, such individual to provide services for any third party; or (B) encourage, induce, solicit or attempt to solicit, divert, cause or attempt to cause, such individual to (1) terminate and/or leave his or her employment, (2) accept employment with any person or entity other than the Company, or (3) terminate his or her relationship with the Company or devote less than his or her full time efforts to the Company.

As used herein, “Listed Company” means one of ten (10) companies that are material competitors as identified by the Company, provided that the Company may at any time change such ten (10) companies to alternative competitors so long as the number does not exceed ten (10), no change can be effective after the termination of Executive’s employment with the Company and any change shall be effective thirty (30) days after Executive is given written notice thereof and only if at the end of such thirty (30) day period the Executive is employed by the Company. As of the Effective Date, the Listed Companies are limited to: 84 Lumber Co., Builders FirstSource, Inc., HD Supply, Inc., Ganahl Lumber Co., US LBM Holdings, LLC, Carter Lumber Company, Parr Lumber Company and McCoy Corporation (dba McCoy’s Building Supply).
5.3    Cessation/Reimbursement of Payments. If Executive violates any provision of SECTION 4 or SECTION 5, the Company may, upon giving written notice to Executive, immediately cease all payments and benefits that it may be providing to Executive pursuant to SECTION 2 or SECTION 3, and Executive shall be required to reimburse the Company for any payments received from, and the cash value of any benefits provided by, the Company between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit Executive to forego or waive such payments in order to avoid his or her obligations under SECTION 4 or SECTION 5; and provided, further, that any release of claims by Executive pursuant to SECTION 6.10 shall continue in effect.
5.4    Survival; Injunctive Relief. Executive agrees that the provisions of SECTION 4 and SECTION 5 shall survive the termination of this Agreement and the termination of the Executive’s employment. Executive acknowledges that a breach by him of the covenants contained in SECTION 4 or SECTION 5 cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Company immeasurable and irreparable injury and damage. Executive further acknowledges that he possesses unique skills, knowledge and ability and that competition in violation of SECTION 4 or SECTION 5 would be extremely detrimental to the Company. By reason thereof, each of the Company and Executive agrees that the other shall be entitled, in addition to any other remedies it may have under this Agreement, at law or in equity, or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any actual or threatened violation of SECTION 4 or SECTION 5, without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach, and waives to the fullest extent permitted by law the posting or securing of any bond by the other party in connection with such remedies.

SECTION 6
MISCELLANEOUS
6.1    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, with return receipt requested, telecopy (with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto:

To the Company:	BMC Stock Holdings, Inc. Attn: General Counsel Two Lake Side Commons, Suite 500 980 Hammond Drive Atlanta, GA 30328

To Executive:	at the home address of Executive maintained in the human resource records of the Company.
6.2    Severability. The parties agree that it is not their intention to violate any public policy or statutory or common law. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Without limiting the foregoing, if any portion of SECTION 5 is held to be unenforceable, the maximum enforceable restriction of time, scope of activities and geographic area will be substituted for any such restrictions held unenforceable.
6.3    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without regard to its principles of conflicts of laws. Executive: agrees to submit to the jurisdiction of the State of Georgia; agrees that any dispute concerning this Agreement shall be brought exclusively in a state or federal court of competent jurisdiction in Georgia; and agrees that other than disputes involving SECTION 4 or SECTION 5, all disputes shall be settled through arbitration pursuant to SECTION 6.15. Executive waives any and all objections to jurisdiction or venue.
6.4    Survival. The covenants and agreements of the parties set forth in SECTIONS 4, 5 and 6 are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, irrespective of the reason therefor.
6.5    Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the terms of employment, compensation, benefits, and covenants of

Executive, and supersede all other prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between Executive and the Company relating to the subject matter of the Agreement, which such other prior and contemporaneous agreements and understandings, inducements or conditions shall be deemed terminated effective immediately. For the avoidance of doubt, the parties agree that any and all indemnification agreements between Executive and the Company shall continue in full force unimpaired by this Agreement.
6.6    Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the Company’s successors and assigns, including any direct or indirect successor by purchase, merger, consolidation, reorganization, liquidation, dissolution, winding up or otherwise with respect to all or substantially all of the business or assets of the Company, and the Executive’s spouse, heirs, and personal and legal representatives.
6.7    Counterparts; Amendment. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be amended or modified only by written instrument duly executed by the Company and Executive.
6.8    Voluntary Agreement. Executive has read this Agreement carefully, has had the opportunity to seek the advice of counsel and understands and accepts the obligations that it imposes upon Executive without reservation. No other promises or representations have been made to Executive to induce Executive to sign this Agreement. Executive is signing this Agreement voluntarily and freely.
6.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns (including any direct or indirect successor, spouses, heirs and personal and legal representatives. Any such successor or assign of the Company shall be included in the term “Company” as used in this Agreement.
6.10    Release of Claims. In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive agrees to execute a “Separation Agreement and General Release” to be presented by the Company substantially in the form of Exhibit A attached hereto and incorporated herein by this reference. The Company’s obligation to pay severance benefits pursuant to SECTION 3.4 is expressly conditioned on Executive’s execution and delivery of such Separation Agreement and General Release no later than forty-five (45) days after the date the Executive incurs a Separation from Service without revoking it for a period of seven (7) days following delivery. Executive’s failure to execute and deliver such Separation Agreement and General Release within such forty-five (45) day time period (or Executive’s subsequent revocation of such Separation Agreement and General Release) will void the Company’s obligation to pay severance benefits under this Agreement.
6.11    Confidentiality Of Previous Employers’ Information. The Company acknowledges that the Executive may have had access to confidential and proprietary information of his previous employer(s) and that Executive may be obligated to maintain the confidentiality of such information, not use such information or not to provide certain services to the Company, in each case pursuant to applicable law and/or any contractual relationship between Executive and a previous employer. The Company hereby instructs Executive as follows: (1) Executive shall not disclose any such confidential or proprietary information to the Company or any of its affiliates, (2) Executive shall not use any such confidential or proprietary information in connection with his employment with the Company, and (3) Executive shall not perform any services for the benefit of the Company that would cause Executive to be in breach of his obligations owed to any previous employer or other third party. If the Company requests Executive to provide any such services or to disclose any such information, Executive will advise the Company that he or she is prohibited from doing so. Executive agrees to indemnify, defend and hold the Company and its affiliates harmless from and against any claims, losses or liabilities (including reasonable attorneys’ fees) incurred by the Company or any of its affiliates as a result of any breach by Executive of this SECTION 6.11.
6.12    In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This SECTION 6.12 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.
6.13    Section 409A. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.

In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. In the event that following the date hereof the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
6.14    Indemnification, etc. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction he takes in good faith with regard to the Company or parent or any benefit plan of either, in accordance with the Company’s Articles of Incorporation and By-laws. Further, the Company shall cover Executive on its directors’ and officers’ liability insurance policies to no less extent than that which covers any other officer or director of the Company.
6.15    Arbitration. Except with respect to the Company’s enforcement of the covenants in SECTION 4 and SECTION 5, in the event that either Executive or the Company (or their successor and assigns, or any other person claiming benefits on behalf of or through them) has a dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If the parties do not reach such solution within a period of 60 days, then, upon written notice by either party to the other, all such disputes, claims, questions, or differences shall be finally settled by confidential binding arbitration administered by the American Arbitration Association in accordance with the provisions of its Employment Arbitration Rules, unless such claim is precluded by law from being settled through arbitration. Such arbitration shall take place in Atlanta, Georgia. Any arbitrator selected by the parties to arbitrate any such dispute shall have practiced predominately in the field of employment law for no less than ten years. The arbitrator will have the power to interpret this Agreement. Any determination or decision by the arbitrator shall be binding upon the parties and may be enforced in any court of law. The parties agree that this arbitration provision does not apply to the right of Executive to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding before the Equal Employment Opportunity Commission or any other agency pertaining to any matters covered by this Agreement and within the jurisdiction of the agency. Both Parties agree that this arbitration clause has been bargained for by the Parties upon advice of their respective counsel.
6.16    Code Section 280G. Notwithstanding any other provision of this Agreement, if it is determined that the benefits or payments payable under this Agreement, taking into account other benefits or payments provided under other plans, agreements or arrangements, constitute Parachute Payments that would subject the Executive to tax under Section 4999 of the Code, it must be determined whether the Executive will receive the total payments due or the Reduced Amount. The Executive will receive the Reduced Amount if the Reduced Amount results in equal or greater Net After Tax Receipts than the Net After Tax Receipts that would result from the Executive receiving the total payments due.
If it is determined that the total payments should be reduced to the Reduced Amount, the Company must promptly notify the Executive of that determination, including a copy of the detailed calculations by an accounting firm or other professional organization qualified to make the calculation that was selected by the Company and acceptable to the Executive (the “Accounting Firm”). The Company shall pay the fees and expenses of the Accounting Firm. All determinations made by the Accounting Firm under this SECTION 6.15 are binding upon the Company and the Executive, subject to any differing determination by the Internal Revenue Service.
It is the intention of the Company and the Executive to reduce the payments under this Agreement and any other plan, agreement or arrangement only if the aggregate Net After Tax Receipts to the Executive would thereby be increased.
If it is determined that the total payments should be reduced to the Reduced Amount, any reduction shall be in the order that would provide the Executive with the largest amount of Net After Tax Receipts (subject to the remainder of this sentence, pro rata if two alternatives provide the same result) and shall, to the extent permitted by Code Section 280G and 409A be designated by the Executive. The Executive shall at any time have the unilateral right to forfeit any equity grant in whole or in part.
For purposes of this Agreement, the term “Net After Tax Receipt” means the Present Value of the total payments or the Reduced Amount, as applicable, net of all federal, state and local income and payroll taxes imposed on the Executive, including Section 4999 of the Code, determined by applying the highest marginal rate of income taxes which applied to the Executive’s taxable income for the immediately preceding taxable year. For purposes of this Agreement, the term “Parachute Payment” means a payment (under this Agreement or any other plan, agreement or arrangement) that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations thereunder. For purposes of this Agreement, the term “Present Value” means the value determined in accordance with Section 280G(d)(4) of the Code and the regulations thereunder. For purposes of this Agreement, the term “Reduced Amount” means the largest amount of Parachute Payments that is less than the total Parachute Payments and that may be paid to the Executive without subjecting the Executive to tax under Section 4999 of the Code.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
COMPANY:

BMC STOCK HOLDINGS, INC.

/s/ Peter C. Alexander
Its Chief Executive Officer

EXECUTIVE:

/s/ Michael McGaugh
Michael McGaugh

EXHIBIT A
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”) is made as of by and between _________________ (“Executive”) and BMC STOCK HOLDINGS, INC. (the “Company”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Termination of Employment. The parties agree that Executive’s employment with the Company and all of its affiliates is terminated effective as of ___________ (the “Termination Date”).
2.    Payments Due to Executive. Executive acknowledges receipt of ___________________ ($____) from the Company, representing Executive’s accrued but unpaid Base Salary through the Termination Date. Other than as expressly set forth in this Section, Executive is not entitled to any consulting fees, wages, accrued vacation pay, benefits or any other amounts with respect to his employment through the Termination Date.
3.    Severance Benefits and Continuing Health Insurance Coverage. In consideration of Executive’s execution and non-revocation of this Agreement, the Company agrees to pay to Executive the amounts provided in SECTION 3.4 of that certain Employment Agreement, dated as of                      by and between the Executive and the Company.
4.    General Release.
(a)    Executive, on behalf of Executive, his or her heirs, executors, personal representatives, administrators and assigns, irrevocably, knowingly and unconditionally releases, remises and discharges the Company, its parents, all current or former affiliated or related companies of the Company and its parent, partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and with respect to each such entity, its officers, directors, managers, Executives, equity holders, advisors and counsel (collectively, the “Company Parties”) from any and all actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings and obligations of any kind, nature or description whatsoever, known or unknown (collectively, the “Claims”), arising out of or relating to the Executive’s employment with the Company and/or the separation of Executive from the Company.
(b)    This general release of Claims by Executive includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date of this Agreement, regardless of ripeness or other limitation on

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immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Executive’s employment with and separation from the Company; (iii) all Claims (including Claims for discrimination, harassment, and retaliation) arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act and the Executive Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair labor Standards Act, 42 U.S.C. § 1981, and any other federal or state law, local ordinance or common law including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation or other tort; and (iv) all Claims for reinstatement, attorney’s fees, interest, costs, wages or other compensation.
(c)    Executive agrees that there is a risk that each and every injury which he or she may have suffered by reason of his or her employment relationship might not now be known, and there is a further risk that such injuries, whether known or unknown at the date of this Agreement, might become progressively worse, and that as a result thereof further damages may be sustained by Executive; nevertheless, Executive desires to forever and fully release and discharge the Company Parties, and he or she fully understands that by the execution of this Agreement no further claims for any such injuries may ever be asserted.
(d)    This general release does not release any Claim that relates to: (i) Executive’s right to enforce this Agreement; (ii) any rights Executive may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company, including without limitation any general liability, EPLI, or directors and officers insurance policy or any contractual indemnification agreement; (iii) Executive’s right, if any, to government- provided unemployment and worker’s compensation benefits; or (iv) Executive’s rights under any Company Executive benefit plans (i.e. health, disability or retirement plans), which by their explicit terms survive the termination of Executive’s employment.
(e)    Executive agrees that the consideration set forth in Paragraph 3 above shall constitute the entire consideration provided under this Agreement, and that Executive will not seek from the Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement.
(f)    Executive understands and agrees that if any facts with respect to this Agreement or Executive’s prior treatment by or employment with the Company are found to be different from the facts now believed to be true, Executive expressly accepts, assumes the risk of, and agrees that this Agreement shall remain effective notwithstanding such differences. Executive agrees that the various items of consideration set forth in this Agreement fully compensate for

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said risks, and that Executive will have no legal recourse against the Company in the event of discovery of a difference in facts.
(g)    Executive agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Executive understands and agrees as follows:
(i)    Executive has the right to consult with an attorney before signing this Agreement, and is hereby advised to do so;
(ii)    Executive shall have a period of forty-five (45) days from the Termination Date (or from the date of receipt of this Agreement if received after the Termination Date) in which to consider the terms of the Agreement (the “Review Period”). Executive may at his or her option execute this Agreement at any time during the Review Period. If the Executive does not return the signed Agreement to the Company prior to the expiration of the 45 day period, then the offer of severance benefits set forth in this Agreement shall lapse and shall be withdrawn by the Company;
(iii)    Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement, and this Agreement and release shall not be effective or enforceable with respect to any Claim under the ADEA until the seven-day period has expired (“Revocation Period Expiration Date”). Notice of a revocation by the Executive must be made to the designated representative of the Company (as described below) within the seven (7) day period after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable against the Company Parties. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) day after Executive signs the Agreement and returns it to the Company, and provided that Executive does not revoke the Agreement during the seven (7) day revocation period;
In the event Executive elects to revoke this release pursuant to Paragraph 4(g)iii above, Executive shall notify Company by hand-delivery, express courier or certified mail, return receipt requested, within seven (7) days after signing this Agreement to: ATTN: General Counsel, Legal Department, BMC Stock Holdings, Inc., Two Lake Side Commons, Suite 500, 980 Hammond Drive, Atlanta, Georgia 30328. In the event that Executive exercises his or her right to revoke this release pursuant to Paragraph 4(g)iii above, any and all obligations of Company under this Agreement shall be null and void. Executive agrees that by signing this

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Agreement prior to the expiration of the forty-five (45) day period he or she has voluntarily waived his or her right to consider this Agreement for the full forty-five (45) day period.
EXECUTIVE AGREES THAT THE CONSIDERATION RECEIVED BY HIM OR HER UNDER THIS AGREEMENT, INCLUDING THE PAYMENTS DESCRIBED ABOVE, IS IN FULL AND COMPLETE SATISFACTION OF ANY CLAIMS THAT EXECUTIVE MAY HAVE, OR MAY HAVE HAD, ARISING OUT OF EXECUTIVE’S EMPLOYMENT WITH COMPANY (INCLUDING FOR THE AVOIDANCE OF DOUBT, ALL OF ITS SUBSIDIARIES OR AFFILIATES) OR THE TERMINATION OF THAT EMPLOYMENT, UP TO THE DATE OF EXECUTION OF THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE OR SHE UNDERSTANDS THAT, BY ENTERING INTO THIS AGREEMENT, HE OR SHE NO LONGER HAS THE RIGHT TO ASSERT ANY CLAIM OR LAWSUIT OF ANY KIND ATTEMPTING TO RECOVER MONEY OR ANY OTHER RELIEF AGAINST THE COMPANY PARTIES FOR ACTS OR INJURIES ARISING OUT OF EXECUTIVE’S FORMER EMPLOYMENT BY COMPANY (INCLUDING FOR THE AVOIDANCE OF DOUBT, ALL OF ITS SUBSIDIARIES OR AFFILIATES) OR THE TERMINATION OF THAT EMPLOYMENT.
Such claims further include any claims Executive may have pursuant to an internal grievance procedure at Company (including for the avoidance of doubt, all of its subsidiaries or affiliates). Executive does not waive any rights or claims that may arise after the date this Agreement is executed.
5.    Review of Agreement; No Assignment of Claims. Executive represents and warrants that he or she (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for it to be reviewed and explained by counsel to the extent Executive deems it necessary, (b) is voluntarily entering into this Agreement, (c) has not relied upon any representation or statement made by the Company or any other person with regard to the subject matter or effect of this Agreement, (d) has not transferred or assigned any Claims and (e) has not filed any complaint or charge against any of the Company Parties with any local, state, or federal agency or court.
6.    No Claims. Each party represents that it has not filed any Claim against the other Party with any state, federal or local agency or court and that it will not file any Claim at any time regarding the matters covered by this Agreement; provided, however, that nothing in this Agreement shall be construed to prohibit Executive from filing a Claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission; provided, further, that Executive acknowledges that he will not be

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entitled to recover any monetary or other damages in connection with or as a result of any such EEOC or state federal employment practices agency proceeding.
7.    Interpretation. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the State of Georgia without regard to provisions or principles thereof relating to conflict of laws.
8.    Agreement as Defense. This Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to, or having anything to do with any and all Claims, counterclaims, defenses or other matters capable of being alleged, which are specifically released and discharged by this Agreement. This Agreement may also be used to abate any such action or proceeding and/or as a basis of a cross-complaint for damages.
9.    Nondisclosure of Agreement. The terms and conditions of this Agreement are confidential. Executive agrees not to disclose the terms of this Agreement to anyone except immediate family members and Executive’s attorneys and financial advisers. Executive further agrees to inform these people that the Agreement is confidential and must not be disclosed to anyone else. Executive may disclose the terms of this Agreement if compelled to do so by a court, but Executive agrees to notify the Company immediately if anyone seeks to compel Executive’s testimony in this regard, and to cooperate with the Company if the Company decides to oppose such effort. Executive agrees that disclosure by Executive in violation of this Agreement would cause so much injury to the Company that money alone could not fully compensate the Company and that the Company is entitled to injunctive and equitable relief. Executive also agrees that the Company would be entitled to recover money from Executive if this Agreement were violated.
10.    Ongoing Covenants. Executive acknowledges that nothing in this Agreement shall limit or otherwise impact Executive’s continuing obligations of confidentiality to the Company in accordance with Company policy and applicable law, or any applicable Company policies or agreements between the Company and Executive with respect to non-competition or non-solicitation, and Executive covenants and agrees to abide by all such continuing obligations.
11.    No Adverse Comments. For two (2) years, Executive agrees not to make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the Company, its affiliates or any of their respective products, services, directors, officers or executives, provided that the foregoing shall not be violated by truthful testimony in response to legal process, normal competitive statements, rebuttal of statements by the other or actions to enforce his rights. Nothing herein prohibits Executive from communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation.

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12.    Integration; Severability. The terms and conditions of this Agreement constitute the entire agreement between Company and Executive and supersede all previous communications, either oral or written, between the parties with respect to the subject matter of this Agreement. No agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in writing signed by or on behalf of such party. In the event that a court finds any portion of this Agreement unenforceable for any reason whatsoever, Company and Executive agree that the other provisions of the Agreement shall be deemed to be severable and will continue in full force and effect to the fullest extent permitted by law.

EXECUTIVE ACKNOWLEDGES THE FOLLOWING: HE OR SHE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF HIS OR HER OWN FREE WILL WITH A FULL UNDERSTANDING OF ITS TERMS; HE OR SHE HAS READ THIS AGREEMENT; THAT HE OR SHE FULLY UNDERSTANDS ITS TERMS; THAT EXECUTIVE IS ADVISED TO CONSULT AN ATTORNEY FOR ADVICE; THAT HE OR SHE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; THAT HE OR SHE HAS HAD AMPLE TIME TO CONSIDER HIS OR HER DECISION BEFORE ENTERING INTO THE AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE OR SHE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND AGREES THAT THE TERMS ARE BINDING UPON HIM OR HER.
IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.
EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY OF HIS ABILITY TO TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY PARAGRAPH 4 ABOVE AND THAT HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.
____________________________________

BMC STOCK HOLDINGS, INC.
By: ________________________________
Name: _____________________________
Title: ______________________________

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